AGREEMENT


           This Agreement dated as of March 3, 1998, between XCL Ltd., a Delaware corporation ("XCL"), and Arbco Associates, L.P., Kayne Anderson Non-Traditional
Investments, L.P., Offense Group Associates, L.P., Opportunity Associates, L.P., each a California limited partnership (collectively "Buyer").


                    W I T N E S S E T H:

          WHEREAS, simultaneously herewith Buyer has entered into a Stock Purchase Agreement (the "Purchase Agreement")
with   China  Investment  and  Development  Corporation,   a
Delaware  corporation  ("CIDC"),  and  China  Investment   &
Development Co. Ltd., a Republic of China corporation ("CIDC-ROC," and together with CIDC, the "Sellers"), relating to the sale by the Sellers to Buyer of all the outstanding shares (the "Shares") of Series B, Cumulative Preferred
Stock, par value $1.00 per share (the "Series B Preferred Stock") of XCL and warrants (the "Warrants") to purchase 221,666 shares of the common stock, par value $0.01 per share (the "Common Stock"), of XCL; and

           WHEREAS, the purchase of the Shares and the Warrants as provided for in the Purchase Agreement is a condition of the settlement and dismissal of certain litigation by CIDC and CIDC-ROC against XCL and others; and

          WHEREAS, in partial consideration for the services of Buyer in effectuating the transactions provided for in the Purchase Agreement in order to facilitate the settlement and dismissal of such litigation and in order to induce Buyer to take such actions to enable XCL to complete the conditions to the settlement of the litigation, XCL has agreed to create a class of Preferred Stock entitled Amended Series B, Cumulative Convertible Preferred Stock ("Amended Series B Preferred Stock") and to exchange the Shares of Series B Preferred Stock purchased by Buyer for an equivalent number of shares of Amended Series B Preferred Stock and to issue to Buyer certain new warrants for the purchase of Common Stock of XCL as provided for herein;

           WHEREAS, the parties hereto wish to provide for the exchange of the Shares, the issuance of certain new warrants to Buyer and the cancellation of the Warrants on the terms and conditions set forth below.

           NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

           1. Return of Warrants. In consideration of XCL's covenants and agreements contained herein, on the date hereof, Buyer hereby transfers to XCL all Buyer's right, title and interest in and to the Warrants and the warrant certificates (the "Warrant Certificates") representing the Warrants and acknowledges that XCL will cancel such Warrants, and from and after the date hereof, the Warrants shall be deemed null and void and of no further force and effect and no holder of any Warrant Certificate shall be entitled to any rights thereunder or with respect thereto and Buyer covenants that if the Warrant Certificates ever come into Buyer's possession or control, Buyer will promptly surrender them to XCL for cancellation.

           2. Redemption Notice. Buyer agrees that any and all notices of redemption given with respect to the Series B Preferred Stock prior to the date hereof shall be deemed to have been revoked and withdrawn and that no such notice of redemption shall be of any continuing force and effect with respect to the Series B Preferred Stock.

           3. Issuance of New Warrants. As partial consideration for the return of the Warrants for cancellation and Buyer entering into the Purchase Agreement, XCL shall issue warrants to purchase 250,000 shares of Common Stock, at an exercise price of $5.50 per share (the number of shares of Common Stock that may be purchased pursuant to such warrants and the exercise price to be subject to adjustment as provided in the warrant certificate) and to be evidenced by a warrant certificate substantially in the form of Exhibit A hereto.

           4. Exchange of the Series B Preferred Stock. As partial consideration for the return of the Warrants for cancellation and Buyer entering into the Purchase Agreement, XCL shall take all corporate action necessary to create the Amended Series B Preferred Stock as set forth in Exhibit B hereto and shall exchange for and in consideration of the 44,465 Shares of Series B Preferred Stock purchased by Buyer from Sellers 44,465 shares of Amended Series B Preferred Stock and Buyer hereby consents to such exchange.

           5. Accrued Dividends. XCL acknowledges that, as of March 3, 1998, dividends in the aggregate amount of $261,919.55 remain accrued and unpaid upon the outstanding Series B Preferred Stock and that such dividends shall be paid by XCL on the date hereof by the issuance to Buyer of 2,620 shares of Amended Series B Preferred Stock (which includes one additional share of Amended Series B Preferred Stock to cover the fractional shares represented by the dividend arrearage and the purchase price of the Series B Preferred Stock).

           6. Issuance of Certificates. Upon return by Buyer to XCL of the Series B Preferred Stock Certificate(s) received by Buyer from Sellers pursuant to the Purchase Agreement and the Warrants, XCL will issue to each individual Buyer certificates representing shares of Amended Series B Preferred Stock issued in exchange therefor, shares of Amended Series B Preferred Stock paid as dividend arrearages and warrant certificates as listed on Exhibit C hereto.

             7. Representations of Buyer. The representations of each Buyer as to itself contained in paragraph 5(a) of the Purchase Agreement shall be deemed to be made to XCL herein as if they were contained herein.

           8. Survival. All covenants contained in this Agreement shall survive the execution and delivery of this Agreement.

          9. Amendment and Modification. This Agreement may be amended or modified at any time by the parties hereto, pursuant to an instrument in writing signed by both parties.

            10. Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned, by operation of law or otherwise by either party hereto, without the prior written consent of the other party.

             11.        Validity.    The    invalidity    or
     unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other
     terms   or   provisions  hereof  or  the  validity   or
     enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            12. Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the other parties at the following addresses or telecopy numbers:

          (a)     if to XCL, to

                  110 Rue Jean Lafitte
                  Lafayette, LA 70508
                  Telecopy No.: (318) 237-3316 or 261-0737

          (b)     if to Buyer, to

                  Kayne    Anderson    Investment Management, Inc.
                  1800 Avenue of the Stars, 2nd Floor
                  Los Angeles, CA 90067

           13. Expenses. XCL shall reimburse Buyer the fees of its in-house counsel for review of this Agreement and the transaction described herein, such fees not to exceed $5,000.

           14. Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof.

           15. Counterparts. This Agreement may be executed in any number of counterparts, original or facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          16. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended by or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          17. No Waivers. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              XCL LTD.


                              By:___________________________
                              Name:_________________________
                                        Please Print
                              Title:________________________


                              ARBCO ASSOCIATES, L.P., KAYNE
                              ANDERSON NON-TRADITIONAL INVESTMENTS, L.P.,
                              OFFENSE GROUP ASSOCIATES, L.P.
                              and
                              OPPORTUNITY ASSOCIATES, L.P.

                              By:   KAIM Non-Traditional, L.P.
                                    The  General Partner  of
                                     each of the foregoing

                                   By:  Kayne  Anderson Investment
                                        Management, Inc.
                                        Its General Partner

                                   By:______________________________
                                        Robert V. Sinnott
                                        Vice-President